                                                                     EXHIBIT 2.2


                          AGREEMENT AND PLAN OF MERGER

     This Agreement and Plan of Merger (the "Agreement") is made as of March 1, 1997 by and among Carey International, Inc., a Delaware corporation ("Carey"), MILN Acquisition Corporation, a Delaware corporation ("Acquisition"), Manhattan International Limousine Network Ltd., a New York corporation ("MILN"), and Michael Hemlock, a resident of Hewlett, New York ("MH").

                                    RECITALS

     A. MH is the sole record and beneficial owner of all of the issued and outstanding shares of capital stock of MILN, and Carey is the sole record and beneficial owner of all the issued and outstanding shares of capital stock of Acquisition;

     B. The parties desire to merge Acquisition with and into MILN in accordance with the terms and conditions of this Agreement (the "Merger"); and

     C. Upon consummation of the Merger, Acquisition will cease to exist and MILN will become a wholly-owned subsidiary of Carey.

     NOW, THEREFORE, in consideration of the mutual agreements, representations, warranties, and covenants hereinafter set forth, the parties hereto agree as follows (with certain capitalized terms used herein being defined in Section 9.1):


                                 1.  THE MERGER

     1.1 The Merger. Subject to the terms and conditions of this Agreement and in accordance with the NYBCL and the DGCL, at the Effective Time, Acquisition shall be merged with and into MILN and the separate corporate existence of Acquisition shall cease. Following the Merger, MILN shall continue as the Surviving Corporation.

     1.2 Effective Time. As soon as practicable after satisfaction or waiver of all conditions to the Merger, but in any event on or before August 20, 1997, the parties (i) shall cause certificates of merger (the "Certificates of Merger") with respect to the Merger to be filed and recorded in accordance with
Section 907 of the NYBCL and Section 252 of the DGCL and (ii) shall take all such further actions as may be required by law to make the Merger effective.
The Merger shall be effective at the Effective Time. Simultaneously with the filing of the Certificates of Merger, a closing (the "Closing") shall take place
(a) if there shall be a closing of the IPO, at 9:00 a.m. on the closing date of the IPO at the offices of Fulbright & Jaworski L.L.P., 666 Fifth Avenue, New York, New York 10103 or, (b) if there shall not be a closing of the IPO, at 9:00 a.m. on such day on or before August 20, 1997 as reasonably selected by Carey, upon at least ten (10) business days' notice to MILN, at the offices of Patterson, Belknap, Webb & Tyler LLP, 1133 Avenue of the Americas, New York, New York 10036.

     1.3 Effects of the Merger. The Merger shall have the effects specified in the NYBCL and the DGCL.

     1.4 Tax Consequences. It is intended that the Merger shall constitute a reorganization within the meaning of Section 368(a) of the Code and that this Agreement shall constitute a "plan of reorganization" for the purposes of
Section 368 of the Code.

     1.5 Certificate of Incorporation and By-Laws. The certificate of incorporation of MILN and the by-laws of Acquisition, in each case as in effect at the Effective Time, shall be the certificate of incorporation and by-laws of the Surviving Corporation.

     1.6 Directors and Officers. At the Effective Time, the directors and officers of Acquisition shall be the directors and officers of the Surviving Corporation, each to hold office until their respective successors are duly elected or appointed and qualified.

     1.7  Deposit; Conversion of Stock; Delivery of Promissory Note.

     (a) Upon the execution and delivery of this Agreement by MILN and MH, Carey shall deliver to MH a Carey check payable to MH in the amount of sixty thousand U.S. dollars ($60,000) (the "Deposit").

     (b) At the Effective Time (i) each share of common stock, without par value, of Acquisition that is issued and outstanding immediately prior to the Effective Time shall be converted without any action on the part of the holder thereof into one-tenth (1/10) of one share of MILN Common Stock; and (ii) the MILN Shares shall be converted without any action on the part of the holder thereof (A) into the number of whole shares of Carey Common Stock determined by dividing two million four hundred thousand U.S. dollars ($2,400,000) by the IPO Price (the "Carey Shares"), (B) the right to receive a promissory note substantially in the form attached hereto as Exhibit 1.7(a) in the principal amount of three hundred eighty thousand U.S. dollars ($380,000) bearing interest at 8% per annum, with all accrued interest payable monthly and all principal payable on the first anniversary of the Closing Date (the "Promissory Note"),
(C) the right to retain the Deposit and (D) the right to receive the Additional Merger Consideration (as defined below), if any.

     (c) In the event that the Closing occurs after May 20, 1997, unless the failure of the Closing to occur by such date shall be due to (i) the failure of MH or MILN to perform or observe the covenants and agreements of such party set forth herein or (ii) the failure to be satisfied of the conditions set forth in
Section 5.1, other than those conditions which are not satisfied due to the fault of Carey or those conditions requiring MILN or MH to deliver documents and instruments if MILN and MH in good faith stand ready to deliver such documents and instruments, additional merger consideration (the "Additional Merger

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Consideration") shall accrue and be payable at the Closing in an amount equal to the number of days between May 20, 1997 and the Closing Date multiplied by one thousand five hundred U.S. dollars ($1,500), provided that the amount of Additional Merger Consideration shall not exceed one hundred thirty five thousand U.S. dollars ($135,000).

     1.8  Transactions at the Closing.

     (a) At the Closing, MILN and MH will deliver to Carey and Acquisition the following:

         (i)   stock certificates evidencing all of the MILN Shares;

         (ii) written resignations of each director and officer of MILN, effective as of the Closing Date;

         (iii) the original minute books, stock record books and corporate seals, if any, of MILN;

         (iv) all other documents, certificates and instruments required to be delivered by MILN and MH at or prior to the Closing pursuant to this Agreement;

         (v)   a copy of each written Company Contract; and

         (vi) the underwriters' lock-up agreement in the form attached hereto as Exhibit 1.8(a)(vi).

     (b) At the Closing, Carey and Acquisition will deliver to MILN and MH the following:

         (i) the Promissory Note, duly executed by an authorized officer of Carey;

         (ii) stock certificates evidencing the Carey Shares (A) registered in the name of MH with respect to the number of Carey Shares equal to $400,000 divided by the IPO Price and (B) registered in the name of the Escrow Agent (as defined below) with respect to the number of Carey Shares equal to $2,000,000 divided by the IPO Price, and a Carey check payable to MH representing the payment for any fractional share of Carey Common Stock pursuant to Section 1.9(c) hereof;

         (iii) all other documents, certificates, instruments or writings required to be delivered by Carey and Acquisition at or prior to the Closing pursuant to this Agreement;


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         (iv)  a "Section 368(a) Certificate" which shall be reasonably satisfactory in form and content to counsel to each of Carey and MH in the form attached hereto as Exhibit 1.8(b)(iv); and

         (v) a certified check payable to or wire transfer to MH representing any Additional Merger Consideration pursuant to Section 1.2.

     (c) At the Closing, MILN, MH, EM, AJH, LCH and/or Carey, as applicable, will exchange the following, which in each case shall be duly executed by the parties thereto:

         (i) an employment agreement between MILN and MH substantially in the form attached hereto as Exhibit 1.8(c)(i) (the "MH Employment Agreement");

         (ii) an employment agreement between MILN and EM substantially in the form attached hereto as Exhibit 1.8(c)(ii) (the "EM Employment Agreement");

         (iii) a registration rights agreement among Carey and MH substatially in the form attached hereto as Exhibit 1.8(c)(iii) (the "Registration Rights Agreement");

         (iv) an escrow agreement among Carey, MH, AJH, LCH and a bank, as escrow agent, to be selected by mutual agreement of the parties (the "Escrow Agent"), which escrow agreement shall be substantially in the form attached hereto as Exhibit 1.8(c)(iv);

         (v) an option agreement among Carey, MILN and AJH substantially in the form attached hereto as Exhibit 1.8(c)(v) (the "Option Agreement"); and

         (vi) an indemnification agreement among Carey, MILN, AJH, LCH and MH substantially in the form attached hereto as Exhibit 1.8(c)(vi) (the "Indemnification Agreement").

     1.9  Exchange of and Payment for MILN Shares.

     (a) The surrender and exchange of the MILN Shares for the Deposit, Promissory Note, Carey Shares and Additional Merger Consideration, if any (the "Merger Consideration"), shall occur at the Closing as provided in Section 1.8. Until surrendered as contemplated by the preceding sentence, any certificate which immediately prior to the Effective Time shall have represented any MILN Shares shall be deemed at and after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration.

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     (b) No dividends or other distributions declared after the Effective Time with respect to Carey Common Stock shall be paid to MH until he shall surrender all certificates representing any MILN Shares in accordance with this Section
1.9. After the surrender of such certificate(s) in accordance with this Section 1.9, MH shall be entitled to receive any such dividends or other distributions, without any interest thereon, which theretofore had become payable with respect to the Carey Shares.

     (c) Notwithstanding any other provision of this Agreement, no certificates or scrip representing a fractional share of Carey Common Stock shall be issued upon the surrender for exchange of certificates which prior to the Effective Time shall have represented any MILN Shares, no dividend or distribution of Carey shall relate to any fractional share, and such fractional share interests will not entitle the owner thereof to vote or to any rights of a shareholder of Carey. In lieu of any fractional share, there shall be paid to MH an amount of cash equal to the IPO Price multiplied by the fraction of any such fractional share.

     (d) The Merger Consideration and cash in lieu of fractional share thereof shall be deemed, when issued or paid hereunder, to have been issued or paid, as the case may be, in full satisfaction of all rights pertaining to the MILN Shares.


     2.  REPRESENTATIONS AND WARRANTIES OF MH AND MILN

     MH and MILN jointly and severally represent and warrant to Carey and Acquisition that, except as expressly provided in the Disclosure Schedule by specific reference to a particular Section of this Article 2, the following representations and warranties are true and correct as of the date hereof (except Section 2.33, which will be true and correct as of the Closing Date):

     2.1 Organization and Qualification. MILN is a corporation duly organized, validly existing and in good standing under the laws of New York. MILN is not and is not required to be qualified as a foreign corporation in any jurisdiction. MILN has the corporate power and authority to own and hold its properties and to carry on its business. MILN previously furnished to Carey true and complete copies of its certificate of incorporation and by-laws, as amended to date.

     2.2 Subsidiaries. MILN does not own, or have any agreements or understandings (written or oral) to acquire, any equity securities or other securities of any corporation, general or limited partnership, limited liability company, joint venture, or other entity or business, or any direct or indirect equity or ownership interest in any other business. The Business is, and since October 1, 1995 has been, conducted solely by MILN and International Limousine Network Ltd., a New York corporation ("ILN"), and not through any subsidiary, affiliate or joint venture of MH or MILN or any other entity or person. Neither MH nor MILN owns or controls, directly or indirectly, any business or company

                                      -5-
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competitive with the Business or any business or company that provides services to the Business or any other chauffeured vehicle services company.

     2.3 Power and Authority. MILN has full corporate power and authority, and MH has full capacity, to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation by MILN of the transactions contemplated hereby has been duly authorized by the board of directors and shareholders of MILN, and no other action is necessary to authorize this Agreement or the consummation of the transactions so contemplated. This Agreement has been duly and validly executed and delivered by MILN and MH and constitutes a legal, valid and binding obligation of MILN and MH enforceable against them in accordance with its terms.

     2.4 Capitalization. The authorized equity securities of MILN consist of 200 shares of common stock, each without par value (the "MILN Common Stock"), of which 100 shares are issued and outstanding; and the MILN Shares represent all issued and outstanding shares of MILN Common Stock. All of the MILN Shares have been duly authorized and validly issued and are fully paid and nonassessable. There are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights or other contracts, commitments, agreements or understandings (written or oral) that require MILN to issue, sell or transfer any of its capital stock or other securities. There are no outstanding or authorized stock appreciation, phantom stock, profit participation or similar rights with respect to MILN. There are no agreements, voting trusts, proxies or other agreements or understandings with respect to the voting or ownership of the capital stock of MILN. None of the MILN Shares or other securities of MILN was issued in violation of the Securities Act or state law.

     2.5 Ownership and Title to the MILN Shares. MH is the sole record and beneficial holder of all of the MILN Shares. MH owns each of his MILN Shares free and clear of any Encumbrances.

     2.6 Validity, etc. Neither the execution and delivery of this Agreement and the other documents and instruments contemplated hereby, nor the consummation of the transactions contemplated hereby or thereby (including without limitation the transfer of Excluded Assets set forth in Section 8.3), nor the compliance by MILN or MH with any of the terms or provisions hereof, will (i) violate any provision of the certificate of incorporation or by-laws of MILN, (ii) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to MILN or MH or any of their respective properties or assets, or (iii) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Encumbrance upon any of the respective properties or assets of MILN or MH or the MILN Shares under any of the terms, conditions or provisions of any

                                      -6-
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Company Contract, note, bond, mortgage, indenture, deed of trust, license, lease, agreement, Permit or other instrument or obligation to which MH or MILN is a party, or by which they or any of their respective properties or assets may or be bound or affected.

     2.7 Financial Statements. MILN has previously furnished to Carey the following financial statements of MILN which are attached hereto in Schedule 2.7: (i) financial statements as of and for the years ending September 30, 1994, 1995 and 1996, audited by Grubman Associates of New York, CPAs, P.C. ("Grubman"), consisting of balance sheets, statements of income, statements of retained earnings and statements of cash flows, and (ii) financial statements as of and for the three months ended December 31, 1995 and 1996, prepared internally by MILN and reviewed by Grubman, consisting of a balance sheet and income statement (collectively, the "MILN Financial Statements"). MILN, MH and Grubman have reviewed the following financial statements of MILN and ILN which also are attached hereto in Schedule 2.7: (i) financial statements as of and for the years ending September 30, 1995 and 1996, audited by Coopers & Lybrand, L.L.P., consisting of a balance sheet, statement of income and statement of cash flows, and (ii) financial statements as of and for the three months ended December 31, 1995 and 1996, prepared with the assistance of Coopers & Lybrand, L.L.P. (collectively, the "Combined Financial Statements"). The balance sheet of MILN dated December 31, 1996 and included among the MILN Financial Statements is referred to herein as the "Balance Sheet." All MILN Financial Statements were prepared from the books and records of MILN, which books and records are complete and correct. The MILN Financial Statements accurately present the financial position of MILN as of the dates thereof and the results of MILN's operations for the periods presented therein, as the case may be, all in conformity with generally accepted accounting principles ("GAAP"), consistently applied, subject, in the case of the financial statements for the three months ended December 31, 1995 and 1996, to normal year-end adjustments. The Combined Financial Statements accurately present the financial position of MILN and ILN as of the dates thereof and the results of MILN and ILN's operations for the periods presented therein, as the case may be, all in conformity with GAAP, consistently applied, subject, in the case of the financial statements for the three months ended December 31, 1995 and 1996, to normal year-end adjustments.

     2.8 Books and Records. The minute books, stock record books, and other material non-financial records of MILN, all of which have been made available to Carey, are complete and correct and have been maintained in accordance with sound business practices. The minute books of MILN contain accurate and complete records of all meetings held of, and corporate action taken by, the stockholders, the Boards of Directors, and committees of the Boards of Directors of MILN, and no meeting of any such stockholders, Board of Directors, or committee has been held for which minutes have not been prepared and are not contained in such minute books, except that resolutions relating to transactions with financial institutions and with respect to financing of Franchisee receivables are attached to copies of the original documents relating to such transactions maintained in the records of MILN and at the Closing such minute books will contain such resolutions. As of the Closing Date, all of the books and records referenced in this Section 2.8 will be in the possession of MILN.

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     2.9  Absence of Undisclosed Liabilities.  Except as and to the extent of the amounts specifically reflected or reserved against in the Balance Sheet or set forth in the Disclosure Schedule, MILN does not have any liabilities or obligations of any nature whatsoever, due or to become due, accrued, absolute, contingent or otherwise, except for immaterial liabilities and obligations incurred in the ordinary course of business which are consistent with past practice. Neither MH nor MILN knows of any basis for the assertion against MILN of any liability or obligation not fully reflected or reserved against in the Balance Sheet or incurred in the ordinary course of business and consistent with past practice since the date thereof.

     2.10 Absence of Adverse Change. Since December 31, 1996 (the "Balance Sheet Date"), there has been no material adverse change in the Business, financial position, assets, liabilities, results of operations or prospects of MILN other than the transfer of the Excluded Assets and the other transactions expressly contemplated to occur in connection with the transactions contemplated hereby. Since the Balance Sheet Date, other than the transfer of the Excluded Assets and the other transactions expressly contemplated to occur in connection with the transactions contemplated hereby, MILN has not:

     (a) taken any action or entered into or agreed to enter into any transaction, agreement or commitment, or made any change in the business or operations of the Business, other than in the ordinary course of business;

     (b) entered into or agreed to enter into any transaction, agreement or commitment, or suffered the occurrence of any event or events (i) that has interfered or is reasonably likely to interfere with the normal and usual operations of the business of MILN or (ii) that, singly or in the aggregate, has resulted or is reasonably likely to result in a material adverse change with respect to MILN;

     (c) incurred or increased any indebtedness for borrowed money or any capital lease obligations, or assumed, guaranteed, endorsed or otherwise become responsible for the obligations of any other individual, partnership, firm, or corporation (except to endorse checks for collection for deposit in the ordinary course of business), or made any loan or advance to any individual, partnership, firm or corporation;

     (d) mortgaged, pledged, or otherwise encumbered, or, other than in the ordinary course of business, sold, transferred or otherwise disposed of, any of the properties or assets of MILN, including any canceled, released, hypothecated or assigned indebtedness owed to MILN, or any claims held by MILN;

     (e) made any investment of a capital nature in excess of $2,500 or entered into a commitment for such investment either by purchase of stock or securities, contributions to capital, property transfer or otherwise, or by the purchase of any property or assets of any other individual, partnership, firm or corporation;

     (f) declared, set aside, or paid any dividend or other distribution (whether in cash, stock or property, or any combination thereof) in respect of the capital stock of MILN, or redeemed or otherwise acquired, directly or indirectly, any shares of capital stock of MILN;

     (g) paid any long-term liability, otherwise than in accordance with its terms;

     (h) paid any bonus, additional or severance compensation to any officer, director, shareholder or employee of MILN, or otherwise increased the compensation paid or payable to any of the foregoing;

     (i) sold, assigned or transferred any patents, trademarks, trade names, logos, copyrights, formulae or other intangible assets;

     (j) contracted with or committed to any third party (i) to sell any capital stock of MILN, (ii) to sell any assets of MILN other than in the ordinary course of business or (iii) to effect any merger, consolidation or other reorganization of MILN;

     (k) incurred any damage, destruction or loss to any asset owned by MILN or used in the Business;

     (l) entered into any material agreement, contract, lease, indenture or commitment (whether written or oral) or any amendment, waiver or modification to any existing agreement, contract, lease, indenture or commitment (whether written or oral); or

     (m) agreed, contracted or committed to do any of the foregoing, or agreed to pay after the Closing any expenses or fees of counsel, accountants or consultants for services in preparation for or in connection with this Agreement or the transactions contemplated hereunder.

     2.11  Receivables; Banking Relationships.

     (a) Schedule 2.11 provides an accurate and complete breakdown and aging of all accounts receivable, notes receivable and other receivables of MILN as of the Balance Sheet Date. All existing receivables of MILN represent valid obligations of third parties arising from bona fide transactions entered into in the ordinary course of business.

     (b) Schedule 2.11 accurately lists (i) each account maintained by or for the benefit of MILN at any bank or other financial institution since 1990 and
(ii) each bank or financial institution that has made any loan to or had any business relationship with MILN since 1990, and for each such bank the name of the contact officer at the bank. Schedule 2.11 describes the date of and reason for any termination of or change in any business relationship between MILN and any such bank or financial institution and, the aggregate amount of the outstanding loan or account balance (if any) at the date of any such termination or change.

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     2.12  Taxes.

     (a) MILN and any consolidated, combined or unitary group of which it is or was a member, as the case may be (individually, a "Tax Affiliate" and, collectively, the "Tax Affiliates"), has (i) prepared and timely filed all returns, declarations, reports, estimates, information returns and statements ("Returns") required to have been filed or sent by or with respect to them to date in respect of any Taxes (as hereinafter defined), and all such Returns are correct and complete; (ii) timely and properly paid all Taxes that are shown as due and payable on such Returns; and (iii) complied with all applicable laws, rules and regulations relating to the payment and withholding of Taxes and timely and properly withheld from employee wages and paid over to the proper governmental authorities all amounts required to be so withheld and paid over under all applicable laws.

     (b) (i) There are no liens for Taxes upon the assets of MILN or any Tax Affiliate except liens for Taxes not yet due; (ii) neither MILN nor any of its Tax Affiliates has requested any extension of time within which to file any Return which Return has not since been filed; (iii) no deficiency for any Taxes has been proposed, asserted or assessed against MILN or any of its Tax Affiliates which has not been resolved and paid in full; (iv) there are no outstanding waivers or consents given by MILN or any of its Tax Affiliates regarding the application of the statute of limitations with respect to any Taxes or Returns; and (v) no federal, state, local or foreign audits or other administrative proceedings or court proceedings are presently pending with regard to any Taxes or Returns.

     (c) Neither MILN nor any of its Tax Affiliates (i) has filed a consent pursuant to Section 341(f) of the Code (as hereinafter defined) or agreed to have Section 341(f)(2) of the Code apply to any disposition of a subsection (f) asset (as such term is defined in Section 341(f)(4) of the Code) owned by MILN or any of its Tax Affiliates; or (ii) is required to include in income any adjustment pursuant to Section 481(a) of the Code by reason of a voluntary change in accounting method initiated by MILN or a Tax Affiliate or has any knowledge that the Internal Revenue Service (the "IRS") has proposed any such adjustment or change in accounting method. No property of MILN or any of its Tax Affiliates is property that MILN, any of its Tax Affiliates or any party to this transaction is or will be required to treat as being owned by another person pursuant to Section 168(f)(8) of the Code (prior to its amendment by the Tax Reform Act of 1986) or is "tax-exempt use property" within the meaning of
Section 168(h) of the Code.

     (d) All transactions that could give rise to a substantial understatement of federal income tax within the meaning of Section 6662 of the Code have been adequately disclosed in accordance with Section 6662 of the Code. Neither MILN nor any of its Tax Affiliates is a party to any agreement, contract or arrangement that would result, separately or in the aggregate, in the payment of any "excess parachute payments" within the meaning of Section 280G of the Code.

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     (e)   For purposes of this Agreement, "Taxes" shall mean all taxes, charges, fees, levies or other assessments, including without limitation all net income, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, license, withholding, payroll, employment, excise, severance, stamp, occupation, property or other taxes, customs, duties, fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts imposed by any taxing authority (domestic or foreign).

     (f) As a result of the transfer of the Excluded Assets to the Transferee pursuant to Section 8.2 and the Merger, there will be no reduction in MILN's net operating loss carryforwards.

     (g) With respect to any Return which Carey shall cause MILN to file pursuant to Section 8.1 hereof, Carey shall not cause MILN to make an election to forego the carryback of any net operating losses reflected on such Return; if any such carryback of net operating losses results in a refund of Taxes, such refund shall be for the sole benefit of Carey, but shall also constitute a tax benefit to Carey under Section 6.1(e) hereof.

     2.13 Litigation. There is no (a) action, suit, claim, proceeding or investigation pending or, to the knowledge of MH or MILN, threatened against or affecting MH (relating to the Business) or MILN (whether or not MILN or MH is a party or prospective party thereto), at law or in equity, or before or by any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign; (b) arbitration proceeding relating to MH (relating to the Business) or MILN, or (c) governmental inquiry pending or threatened against or involving MH (relating to the Business) or MILN. There are no outstanding orders, writs, judgments, injunctions, settlement agreements, consent decrees or decrees of any court, governmental agency or arbitration tribunal against, involving or affecting MH (relating to the Business) or MILN. Neither MILN nor (with respect to any matter relating to the Business) MH is in default with respect to any order, writ, injunction or decree known to or served upon it from any court or of any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign. There is no action or suit by MH (relating to the Business) or MILN pending or threatened against others.

     2.14 Vehicles. Schedule 2.14 contains a true and complete list of all motor vehicles used in the operation of the Business (the "Vehicles"), including, without limitation, Vehicles owned by or leased to MILN (the "Company Vehicles") and Vehicles owned by or leased to Franchisees (the "Franchisee Vehicles"), and sets forth, with respect to each Vehicle, the year, make, serial number, model, mileage as of December 31, 1996, whether such Vehicle is owned or leased, and whether such Vehicle is a Company Vehicle or a Franchisee Vehicle.
Schedule 2.14 sets forth a description of any outstanding financial obligations of MILN (including financial obligations of third parties which are guaranteed by MILN) on any Vehicles, including the date of obligation, deposit, financing source, interest rate, term, dates and amounts of first and last payments, total amount financed, monthly payment,

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

balloon payment (if any), outstanding balance, and extent and nature of MILN's obligations with respect to such vehicles. Except as shown in Schedule 2.14 with respect to Company Vehicles as to which there are outstanding financial obligations, MILN has good and marketable title free and clear of all Encumbrances to the Company Vehicles. With respect to Vehicles as to which MILN has outstanding financial obligations, all leases, conditional sales contracts and financing documents pertaining to such Vehicles are in full force and effect, and there is not under any of such instruments any existing default or event of default which with notice or lapse of time or both would constitute such a default. The Vehicles listed on Schedule 2.14 constitute all motor vehicles necessary to conduct the Business in the manner in which it has been and is being conducted. All Company Vehicles, and, to MILN's knowledge, based upon its practice of regularly inspecting Franchise Vehicles, all Franchise Vehicles are adequate and useable for the purposes for which they are currently used and each such Vehicle is in good operating condition, reasonable wear and tear excepted, and has been properly maintained and repaired. During the past three (3) years, there has not been any material interruption of the operations of the Business due to condition of the vehicles used in the operation of the Business.

     2.15 Compliance with Law. MILN has complied with and is not in default under, all laws (including, without limitation, franchise disclosure laws), ordinances, legal requirements, rules, regulations and orders applicable to it, its assets and the Business. There is no existing law, rule, regulation or order, and neither MILN nor MH is aware of any proposed law, rule, regulation or order, whether federal or state, which would prohibit or materially restrict MILN from, or otherwise materially adversely affect MILN in, conducting the Business, or which would materially restrict Carey from owning the MILN Shares.

     2.16 Licenses and Permits. Schedule 2.16 identifies and provides a brief description of all licenses, permits, pending applications, consents, approvals and authorizations of or from any public, governmental or regulatory agency, used in or otherwise necessary for the conduct of the Business, including, without limitation, Certificates of Public Convenience and Necessity and other operating certificates applied for and/or currently outstanding and issued by any and all regulatory bodies (including, without limitation, the City of New York and the State of New York) (collectively, the "Permits"), providing with respect to each Permit the name of the agency issuing the Permit and, if the holder is other than MILN, the holder's relationship to MILN. Each Franchisee, and every other chauffeur who operates a Vehicle, and every Vehicle, has all required Permits. The holder of each Permit has complied with all conditions and requirements imposed by the Permits and MILN has not received any notice of, and neither MILN nor MH has any knowledge that, any appropriate authority intends to cancel or terminate any of the Permits or that valid grounds for such cancellation or termination exist. To the knowledge of MH or MILN, no other permits other than the Permits are necessary to operate the Business. MILN owns or has the right to use the Permits in accordance with the terms thereof without any conflict or alleged conflict or infringement with the rights of others and subject to no

Encumbrance, and each Permit is valid and in full force and effect, and will not be terminated or adversely affected by the transactions contemplated hereby.

     2.17 Labor and Employee Relations. MILN is not a party to or bound by any collective bargaining agreement with any labor organization, group or association covering any of its employees or independent operator franchisees, and neither MILN nor MH has any knowledge of any attempt to organize any employees or independent operator franchisees of MILN by any person, unit or group seeking to act as their bargaining agent. There are no pending or threatened charges (by employees, their representatives or governmental authorities) of unfair labor practices or of employment discrimination or of any other wrongful action with respect to any aspect of employment of any person employed or formerly employed by MILN or any current or former independent operator franchisee. To the knowledge of MH or MILN, no event has occurred or circumstance exists that could provide a reasonable basis for any work stoppage or labor dispute.

     2.18 Certain Employees. Set forth in Schedule 2.18 is a list of the names, addresses and telephone numbers of MILN's employees (whether full or part time) and consultants, together with the title or job classification of each such person, the base annual and the total compensation paid to each such person by MILN in 1996 and anticipated to be paid in 1997, and the amount of accrued vacation and other benefits that each has accumulated as of the date hereof. None of such persons has an employment agreement or understanding, whether oral or written, with MILN which is not terminable on thirty (30) days or less notice by MILN without cost or other liability to MILN. No person listed on Schedule
2.18 has indicated that he or she intends to terminate his or her employment with MILN or seek a material change in his or her duties or status. Each employee or Franchisee of MILN who is required to be licensed under any applicable federal state or local law is so licensed.

     2.19 Employee Benefits. (a) Schedule 2.19 sets forth a true and complete list of each benefit plan, arrangement or agreement under which benefits are provided to employees or other providers of services that is maintained as of the date of this Agreement (the "Plans") by MILN or by any trade or business, whether or not incorporated (an "ERISA Affiliate"), all of which together with MILN would be deemed a "single employer" within the meaning of Sections 414(b), (c), (m) or (o) of the Code or Section 4001 of the Employee Retirement Income Security Act of 1974, as amended ("ERISA").

     (b) MILN has heretofore delivered to Carey true and complete copies (or, if not in written form, summaries) of each of the Plans and all related documents, including but not limited to (i) the actuarial report for such Plan (if applicable) for each of the last two years, (ii) the annual report for such Plan (if applicable) for each of the last two years and (iii) the most recent determination letter from the Internal Revenue Service (if applicable) for such Plan (and any application for such determination letter, if one is pending), and
Schedule 2.19 sets forth a true and complete list of all of such documents.

     (c) Except as set forth in Schedule 2.19, (i) each of the Plans has been operated and administered in all material respects in compliance with applicable laws, including but not limited to ERISA and the Code, (ii) each of the Plans intended to be "qualified" within the meaning of Section 401(a) of the Code is so qualified and each Plan which is intended to meet the requirements for tax-favored treatment under Subchapter B of Chapter 1 of Subtitle A of the Code meets such requirements in all material respects, (iii) with respect to each Plan which is subject to Title IV of ERISA, the present value of accrued benefits under such Plan, based upon the actuarial assumptions used for funding purposes in the most recent actuarial report prepared by such Plan's actuary with respect to such Plan, did not, as of its latest valuation date, exceed the then current value of the assets of such Plan allocable to such accrued benefits, (iv) no Plan provides benefits, including without limitation death or medical benefits (whether or not insured), with respect to current or former employees of MILN or any ERISA Affiliate beyond their retirement or other termination of service, other than (w) coverage mandated by applicable law, (x) death benefits or retirement benefits under any "employee pension plan", as that term is defined in Section 3(2) of ERISA, (y) deferred compensation benefits accrued as liabilities on the books of MILN or (z) benefits the full cost of which is borne by the current or former employee (or his beneficiary), (v) no liability under Title IV of ERISA has been incurred by MILN or any ERISA Affiliate that has not been satisfied in full, and no condition exists that presents a material risk to MILN or any ERISA Affiliate of incurring a material liability thereunder; (vi) no Plan is a "multiemployer pension plan," as such term is defined in Section 3(37) or 4001(a)(3) of ERISA, (vii) all contributions or other amounts payable by MILN as of the Closing Date with respect to each Plan in respect of current or prior plan years have been paid or accrued in accordance with generally accepted accounting practices, Section 302 of ERISA and Section 412 of the Code, and there is no accumulated funding deficiency with respect to any Plan, (viii) neither MILN, nor any ERISA Affiliate, has engaged in a transaction in connection with MILN or any ERISA Affiliate, or any other person or entity, which could subject MILN or any ERISA Affiliate to a material liability under Section 409 of ERISA, a material civil penalty assessed pursuant to Section 502(i) or (l) of ERISA or a material tax imposed pursuant to Section 4975 of the Code, (ix) no event has occurred and no condition exists with respect to any Plan that could subject MILN or any ERISA Affiliate to any material tax, fine or penalty imposed by the Code or ERISA, (x) there are no pending, or to MILN's knowledge, threatened or anticipated claims (other than routine claims for benefits) by, on behalf of or against any of the Plans or any trusts related thereto, (xi) neither MILN nor any ERISA Affiliate has any material liability or contingent liability to the Pension Benefit Guaranty Corporation, the Internal Revenue Service, any multi-employer plan or the Department of Labor with respect to any employee pension benefit plan currently or previously maintained by MILN or any ERISA Affiliate, and (xii) all material required reports and descriptions (including Form 5500 Annual Reports, Summary Annual Reports and summary plan descriptions) with respect to the employee pension benefit plans and employee welfare benefit plans maintained by MILN or any ERISA Affiliate for its employees have been properly and timely filed with the appropriate government agency and distributed to participants as required, and MILN has complied in all material respects with the requirements of COBRA.

     (d) Except as set forth in Schedule 2.19 neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any material payment (including, without limitation, deferred compensation, severance, unemployment compensation, golden parachute or otherwise) becoming due to any director or any employee of MILN, or any of their affiliates under any Plan or otherwise, (ii) materially increase any benefits otherwise payable under any Plan or otherwise, or (iii) result in any acceleration of the time of payment or vesting of any such benefits to any material extent.

     2.20  Proprietary Assets; Telephone Numbers.

     (a) Schedule 2.20 identifies and provides a brief description of all Proprietary Assets (as hereinafter defined) owned or licensed to, or otherwise used by MILN, including, without limitation, any plan or system utilized by MILN and furnished to franchisees and affiliates of MILN regarding: standards and methods of operating, marketing, advertising and public relations, courtesy and appearance standards, charge card services, reservation services, insurance programs and equipment standards for conducting a chauffeured vehicle service business, including improvements in operating procedures and mix of products and services which may be promoted and sold to customers of MILN (collectively, the "Company Proprietary Assets"). Schedule 2.20 lists each trademark and service mark owned by or licensed to, or otherwise used by, MILN and states with respect to each such trademark or service mark, whether it is registered with the U.S. Patent and Trademark Office or any state governmental agency. Except as set forth in Schedule 2.20, MILN has good, valid and marketable title to all of the Company Proprietary Assets identified therein, free and clear of all Encumbrances, and has a valid right to use all such Company Proprietary Assets. Except as set forth in Schedule 2.20, MILN is not obligated to make any payment to any person or entity for the use of any Company Proprietary Asset. Except as set forth in Schedule 2.20, MILN has not developed jointly with any other person or entity any Company Proprietary Asset with respect to which such other person has any rights.

     (b) MILN has taken reasonably prudent steps to protect and maintain the confidentiality and secrecy of all Company Proprietary Assets (except Company Proprietary Assets whose value would be unimpaired by public disclosure) and otherwise to maintain and protect the value of all Company Proprietary Assets.

     (c) None of the Company Proprietary Assets infringes or conflicts with any Proprietary Asset owned or used by any other person or entity. MILN is not infringing, misappropriating or making any unlawful use of, and MILN has not at any time infringed, misappropriated or made any unlawful use of, or received any notice or other communication (in writing or otherwise) of any actual, alleged, possible or potential infringement, misappropriation or unlawful use of, any Proprietary Asset owned or used by any other person or entity. To the knowledge of MH and MILN, no other person or entity is infringing, misappropriating or making any unlawful use of, and no Proprietary Asset owned or used by any other person or entity infringes or conflicts with, any Company Proprietary Asset.

     (d) The Company Proprietary Assets constitute all the Proprietary Assets necessary to enable MILN to conduct the Business in the manner in which the Business has been and is being conducted. Except as set forth in Schedule 2.20:
(i) MILN has not licensed any of the Company Proprietary Assets to any person or entity and (ii) MILN has not entered into any contract, agreement, covenant not to compete, or other arrangement limiting its ability to exploit fully any of its Company Proprietary Assets or to transact business in any market or geographical area or with any person or entity.

     (e) Schedule 2.20 lists all telephone numbers relating to the Business which have been advertised in the Yellow Pages and/or White Pages as well as any other telephone numbers used by MILN for the purpose of taking reservations for the Business since 1990. All telephone numbers listed on Schedule 2.20 are in good working order and no claim has been asserted against MILN adverse to its rights in any such telephone numbers.

     2.21 Tangible Properties. Schedule 2.21 contains a true and complete list of all tangible personal property, including, without limitation, furniture, fixtures, equipment, computer hardware and software (but excluding Vehicles) owned by or leased to MILN (the "Tangible Personal Property"), other than minor items valued at less than $100. Except with respect to Tangible Personal Property listed as being leased on Schedule 2.21, MILN has good and marketable title free and clear of all Encumbrances to the Tangible Personal Property.
With respect to any Tangible Personal Property leased by MILN, all leases, conditional sale contracts, franchises or licenses pursuant to which MILN may hold or use (or permit others to hold or use) such Tangible Personal Property are valid and in full force and effect, and there is not under any of such instruments any existing default or event of default or event which with notice or lapse of time or both would constitute such a default; and MILN's possession and use of such property has not been disturbed and no claim has been asserted against MILN adverse to its rights in such leasehold interests. The Tangible Personal Property constitutes all tangible personal property necessary to conduct the Business in the manner in which it has been and is being conducted. All Tangible Personal Property is adequate and usable for the purposes for which it is currently used and each item of Tangible Personal Property, whether owned or leased, is in good operating condition, reasonable wear and tear excepted, and has been properly maintained and repaired. During the past three (3) years, there has not been any material interruption of the operations of the Business due to the condition of any of the Tangible Personal Property.

     2.22  Premises.

     (a) Schedule 2.22 sets forth a true and complete list and description of all real property leased by MILN or used in the Business (the "Leased Premises"). A true and correct copy of the lease, as amended to date, to each of the Leased Premises has been delivered to Carey. Each lease covering a Leased Premises is in full force and effect (there existing no default under any such lease which, with the lapse of time or notice or otherwise, would entitle the lessor to terminate the same), conveys the leased real estate purported to be conveyed thereunder, is enforceable by MILN. MILN has the right to use its Leased Premises in accordance with the terms of such leases free and clear of all Encumbrances or other interests or rights of third parties, except those which do not or would not have a material adverse effect on the Leased Premises as used in the Business. Each of the Leased Premises is structurally sound, adequately maintained, fully equipped with all necessary utilities and is in good condition and repair, consistent with the uses to which it is presently being put or intended to be put. All structures, improvements and fixtures on the Leased Premises and the current uses of the Leased Premises conform to any and all applicable federal, state and local laws, building, health and safety and other ordinances, laws, rules and regulations. There is no violation of any material covenant, restriction or other agreement or understanding, oral or written, affecting or relating to title or use of any Leased Premises. There are no pending or threatened condemnation or similar proceedings or assessments affecting any of the Leased Premises, nor to the knowledge of MH or MILN is any such condemnation or assessment contemplated by any governmental authority.

     (b) Other than the Facility, MILN does not own any real property.
Schedule 2.22 sets forth a true and complete list of all deeds and other instruments (as recorded) by which MILN acquired the Facility and all title insurance policies, environmental surveys, opinions, abstracts and surveys in the possession or control of MILN or its consultants and relating to such property, and a true and correct copy of each such document has been delivered to Carey (collectively, the "Facility Documents"); provided, however, that MH makes no representation or warranty with respect to the accuracy of the contents of any Facility Documents. The Facility is free and clear of all Encumbrances and is not subject to any rights of way, building use restrictions, exceptions, variances, reservations or limitations of any nature, except (i) the matters listed on Schedule 2.22, (ii) matters disclosed in the title policy prepared in connection with the mortgage loan from Continental Bank for the Facility, a true and correct copy of which has been delivered to Carey and (iii) zoning laws and other land use restrictions that do not impair the present use of the Facility. There are no pending special or betterment assessments against the Facility. MILN has not granted to any person a right of first refusal, purchase option or right of first offer to purchase the Facility. To the knowledge of MILN and MH, and except as shown on the surveys included among the Facility Documents, all buildings and structures at the Facility lie wholly within the boundaries of the Facility and do not encroach upon the property of, or otherwise conflict with the property rights of, any other person or entity. To the knowledge of MILN and MH, the building and any other structure at the Facility is structurally sound, adequately maintained, fully equipped with all necessary utilities and is in good condition and repair, consistent with the uses to which it is presently being put or intended to be put. Except as set forth in the Facility Documents, MILN has not received any governmental notices that the structures, improvements and fixtures at the Facility and the current uses of the Facility violate any applicable federal, state and local laws, building, health and safety and other ordinances, laws, rules and regulations. MILN has not received any notice of any violation of any land use covenant or restriction affecting or relating to title or use of the Facility.

The transactions described in this Agreement do not trigger or result in any, conveyance, transfer or mortgage tax relative to the Facility or any of the mortgages, deeds of trust or security agreements related thereto, except applicable New York City and New York State real property transfer taxes arising as a result of the Merger. There are no pending or threatened condemnation or similar proceedings or assessments affecting the Facility, nor to the knowledge of MH or MILN, is any such condemnation or assessment contemplated by any governmental authority.

     2.23  Environmental Matters.

     (a) No governmental or private notice of violation, action, suit or other proceeding to enforce or impose liability under any Environmental Laws, and to the knowledge of MH and MILN, no investigation or inquiry under any Environmental Laws, is pending or threatened against MILN, or any person or entity for whose conduct MILN is or may be held responsible, which would affect the Business. To the knowledge of MH and MILN, true and correct copies of all reports concerning environmental matters with respect to the Facility have been delivered to Carey, each of which reports is listed on Schedule 2.23.

     (b) Neither the Facility nor any Leased Premises is contaminated with any Hazardous Materials.

     (c) There are no on-site or off-site locations used (currently or in the past) in the Business or by MILN in connection with the Business for the treatment, storage or disposal of Hazardous Materials. Without limiting the generality of the foregoing, there are no underground storage tanks at the Facility (or any Leased Premises), nor are there any PCB-containing transformers at or on the Facility (or any Leased Premises).

     (d) There are no liabilities in connection with the Business relating to the off-site treatment, storage or disposal of Hazardous Materials.

     (e) There are no asbestos-containing materials located at the Facility (or any Leased Premises).

     2.24 Insurance. MILN has at all times since its inception through the date hereof, and will continue to be through the Closing, insured with reasonable amounts of coverage by responsible insurers in respect of its properties, assets and business against risks normally insured against by companies in similar lines of business under similar circumstances. Schedule
2.24 correctly describes (by type, carrier, policy number, limits, premium and expiration date) the insurance coverage carried by MILN at any time during the last three (3) years, and coverage carried by MILN on the date hereof, each of which current coverage, will remain in full force and effect through the Closing. Neither MILN nor MH (i) has failed to give any notice or present any claim under any such policy or binder in due and timely fashion, (ii) has received notice of cancellation or non-renewal of any such policy or binder, (iii) is aware of any threatened or proposed cancellation or non-renewal of any such policy or binder, (iv) has received notice or is aware of any insurance premiums which will be materially increased in the future or (v) has permitted any such policy to lapse for any period of time. There are no outstanding claims under any such policy which have gone unpaid for more than 45 days, or as to which the insurer has disclaimed liability.

     2.25  Outstanding Commitments.

     (a) Schedule 2.25 sets forth a list of all existing contracts (including, without limitation, Franchise Contracts, Affiliate Contracts, Farm-Out Contracts and contracts or other rights related to providing services to hotels and airlines), agreements, contracts, understandings, arrangements, leases, commitments, licenses, and installment and conditional sales agreements, whether written or oral, relating to MILN or the Business (collectively, "Company Contracts") and, with respect to oral Company Contracts an accurate and complete summary of the material provisions. MILN has delivered or made available to Carey true, correct and complete copies of all written Company Contracts and
Schedule 2.25 contains an accurate and complete description of all Company Contracts which are not in writing. The execution, delivery and performance by MILN of each of its Company Contracts has been authorized by all necessary corporate action. All of the Company Contracts are in full force and effect. MILN and each other party to each of the Company Contracts have performed all the obligations required to be performed by them to date, have received no notice of default and are not in default (with due notice or lapse of time or both) under any of the Company Contracts. MILN has no present expectation or intention of not fully performing all its obligations under each of the Company Contracts, and neither MH nor MILN have any knowledge of any breach or anticipated breach by any other party to any of the Company Contracts. None of the Company Contracts have been terminated, no notice has been given by any party thereto of any alleged default thereunder by any party thereto, and neither MH nor MILN is aware of any intention or right of any party to any Company Contract to default another party to any Company Contract. There exists no actual or, to the knowledge of MH or MILN, threatened termination, cancellation or limitation of the business relationship of MILN with any party to any Company Contract.

     (b) Schedule 2.25 sets forth, with respect to each Franchise Contract, (i) the name, address, telephone number of each former Franchisee, (ii) a description of any notes receivable from each Franchisee and former Franchisee, including the amount of the obligation, date of obligation, interest rate, term, dates of first and last payments, down payments, total amount financed, monthly payment, balloon payment (if any) and balance outstanding and (iii) any agreement to pay any amount to any former Franchisee. Except as set forth on
Schedule 2.25, there are no agreements, commitments, or understandings of any kind, whether written or oral, between MILN (or its officers, agents, employees or representatives) and any Franchisee.

     (c) Schedule 2.25 sets forth a list and description of all Affiliate Contracts, including, with respect to each such Affiliate Contract, the name, address, and telephone number of the Affiliate, and the volume of business referred to and received from each Affiliate during 1996. Section 2.25 also sets forth a list and description of all Company Contracts with Farm-Outs, including with respect to each Farm-Out, the name, address and phone number of such Farm-Out, and the volume of business referred to and received from each Farm-Out during 1996. Except as set forth on Schedule 2.25, there are no agreements, commitments or understandings of any kind whether written or oral between MILN (or its officers, agents, employees or representatives) and any Affiliate or Farm-Out wherever located.

     (d) The statement of MILN's payment practices under various Company Contracts included in Schedule 2.25 (the "Statement of Payment Practices") is correct and complete. Since the Balance Sheet Date, MILN paid all amounts under Company Contracts in compliance with the Statement of Payment Practices.

     2.26 Governmental Approvals. Except as explicitly set forth in Schedule 2.26, no registration or filing with, or consent or approval of or other action by, any federal, state or other governmental agency or instrumentality is or will be necessary for the valid execution, delivery and performance by MH and MILN of this Agreement and the transactions contemplated hereby.

     2.27 Certain Payments. Neither MILN nor any director, officer, agent, or employee of MILN, or any other person associated with or acting for or on behalf of MILN, has directly or indirectly, (a) made any contribution, gift, bribe, rebate, payoff, influence payment, kickback, or other payment to any person, entity or agency, private or public, regardless of form, whether in money, property, or services (i) to obtain favorable treatment in securing business,
(ii) to pay for favorable treatment for business secured, (iii) to obtain special concessions or for special concessions already obtained, for or in respect of MILN or (iv) in violation of any federal, state or local law, or (b) established or maintained any fund or asset that has not been recorded in the books and records of MILN.

     2.28  Transactions With Related Parties.  Except as set forth in Schedule
2.28 hereto, no stockholder, director, officer or employee of MILN, or member of the family of any such person, or any corporation, partnership, trust or other entity in which any such person, or any member of the family of any such person, has an interest or is an officer, director, trustee, partner or holder of any equity interest, is a party to any transaction with MILN which will represent an obligation of MILN after the Closing, including any contract, agreement or other arrangement providing for the employment of, furnishing of services by, rental of real or personal property from, or otherwise requiring payments or involving other obligations to or from, any such person or firm.

     2.30 Brokers or Finders. MH, MILN and their respective agents have incurred no obligation or liability, contingent or otherwise, for brokerage or finders' fees or agents' commissions or other similar payment in connection with this Agreement.

     2.31 Securities Representations of MH. In order to induce Carey to issue the Carey Shares to MH pursuant to this Agreement, MH hereby represents and warrants to Carey as follows:

     (a) MH has received and carefully reviewed the Carey Financial Statements and such other information, if any, as MH has requested concerning Carey.

     (b) MH has had a reasonable opportunity to ask questions of and receive answers from Carey concerning Carey and all such questions, if any, have been answered to the full satisfaction of MH; and MH has received all the information he considers necessary or appropriate for deciding whether to enter this Agreement and acquire the Carey Common Stock;

     (c) MH has such knowledge and expertise in financial and business matters that he is capable of evaluating the merits and risks involved in an investment in the Carey Shares;

     (d) except as set forth in this Agreement, no representations or warranties have been made to MH by Carey, or any agent, employee or affiliate of Carey; and in entering into this transaction MH is not relying upon any information other than that contained in the Carey Financial Statements, this Agreement and the results of independent investigations, if any, by MH;

     (e) MH has been furnished with one or more drafts of a registration statement that is being prepared in connection with the IPO and acknowledges that Carey makes no representations or warranties of any kind concerning such draft registration statement(s);

     (f) MH is acquiring the Carey Shares for investment purposes only, solely for his own account (and not as a nominee or agent), and not with a view towards the resale or distribution of any part thereof, and MH has no present intention of selling, granting any participation in, or otherwise distributing the same;

     (g) MH is familiar with Rule 144 of the Securities Act and understands the resale limitations imposed thereby; MH understands that (i) the Carey Shares have not been registered under the Securities Act or the securities laws of any state, based upon an exemption from such registration requirements for nonpublic offerings pursuant to the Securities Act and applicable state securities laws;
(ii) the Carey Shares are and will be "restricted securities" as said term is defined in Rule 144 of the Securities Act; (iii) the Carey Shares may not be sold or otherwise transferred unless they have been first registered under the Securities Act and all applicable state securities laws, or unless exemptions from such registration provisions are available with respect to said resale or transfer; (iv) Carey is under no obligation to register the Carey Shares under the Securities Act or any state securities laws, or to take any action to make any exemption from any such registration provisions available except as provided in the Registration Rights Agreement; (v) the certificates for the Carey Shares will bear a legend to the effect that the transfer of the securities represented thereby is subject to the provisions hereof; and (vi) stop transfer instructions will be placed with the transfer agent, if any, for the Carey Shares;

     (h) MH will not sell or otherwise transfer any of the Carey Shares unless and until (i) said Carey Shares shall have first been registered under the Securities Act and all applicable state securities laws; or (ii) MH shall have first delivered to Carey a written opinion of counsel (which counsel and opinion, in form and substance, shall be reasonably satisfactory to Carey), to the effect that the proposed sale or transfer is exempt from the registration provisions of the Securities Act and, if the Carey Shares are not then listed on a national exchange or the Nasdaq National Market, all applicable state securities laws;

     (i) it is understood that the certificates evidencing the Carey Shares may bear one or all of the following legends:

               (i) "THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT, AS AMENDED, OR UNDER ANY STATE SECURITIES LAWS. NEITHER SUCH SHARES NOR ANY PORTION THEREOF OR INTEREST THEREIN MAY BE SOLD, ASSIGNED, TRANSFERRED, PLEDGED OR OTHERWISE OR DISPOSED OF UNLESS THE SAME IS REGISTERED UNDER SAID ACT AND APPLICABLE STATE SECURITIES LAWS OR UNLESS AN EXEMPTION FROM SUCH REGISTRATION IS AVAILABLE AND THE CORPORATION SHALL HAVE RECEIVED EVIDENCE OF SUCH EXEMPTION SATISFACTORY TO THE CORPORATION (WHICH MAY INCLUDE, AMONG OTHER THINGS, AN OPINION OF COUNSEL SATISFACTORY TO THE CORPORATION)."

              (ii) Any legend required by the laws of the State of Delaware or applicable state securities laws.

     (j) MH is an "accredited investor," as such term is defined in Rule 501(a) of the Securities Act; and

     2.32 Disclosure. Neither this Agreement, nor any Schedule or Exhibit to this Agreement contains any untrue statement of a material fact or omits a material fact necessary to make the statements contained herein or therein, in light of the circumstances in which made, not misleading.

     2.33  Closing Date Representations and Warranties.

     (a) The representations and warranties set forth in this Article 2 shall be true and correct on the Closing Date, as if made on the Closing Date, except
(i) as expressly provided in supplements to the Disclosure Schedule delivered to Carey two (2) business days before the Closing Date with respect to representations and warranties which were true and correct as of the date of this Agreement but which as a result of events which individually or in the aggregate do not violate Section 4.5(a)-(k) cease to be true and correct and (ii) as expressly contemplated by this Agreement with respect to the transfer of Excluded Assets and otherwise. In no event shall any such supplements supplement or amend any representations or warranties in this
Article 2 which are to be true and correct on the date of this Agreement.

     (b) Schedule 2.16, as supplemented, will list the name of each Permit
holder other than MILN and the holder's relationship to MILN.   Schedule 2.20,
as supplemented, will list each customer serviced by MILN since December 31, 1994 and provide for each such customer, the name, address, telephone number and name of contact. Schedule 2.25, as supplemented, will set forth the name, address and telephone number of each Franchisee.

          3.  REPRESENTATIONS AND WARRANTIES OF CAREY AND ACQUISITION

     Carey and Acquisition represent and warrant to MH and MILN as follows:

     3.1 Organization. Each of Carey and Acquisition is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware.

     3.2 Power and Authority. Each of Carey and Acquisition has the corporate power and authority to execute, deliver and perform this Agreement and the other documents and instruments contemplated hereby. The execution, delivery and performance by Carey and Acquisition of this Agreement and the documents contemplated hereby and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action. This Agreement, and each of the other agreements, documents and instruments to be executed and delivered by Carey and Acquisition have been duly executed and delivered by, and constitute the valid and binding obligation of Carey and Acquisition enforceable against Carey and Acquisition in accordance with their terms.

     3.3 Validity, etc. Except as set forth on Schedule 3.3, neither the execution and delivery of this Agreement and the other documents and instruments contemplated hereby, nor the consummation of the transactions contemplated hereby or thereby, nor the compliance by Carey and Acquisition with any of the terms or provisions hereof, will (i) violate any provision of the charter or by-laws of Carey or Acquisition, (ii) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Carey or Acquisition or any of their respective properties or assets, or (iii) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Encumbrance upon any of the respective properties or assets of Carey or Acquisition under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Carey or

Acquisition is a party, or by which Carey or Acquisition or their properties or assets may be bound or affected.

     3.4 Financial Statements. Carey has previously furnished to MILN financial statements of Carey and its subsidiaries as of and for the years ending November 30, 1995 and 1996, audited by Coopers & Lybrand, L.L.P., consisting of balance sheets, statements of operations, statements of changes in stockholder's equity and statements of cash flows (the "Carey Financial Statements"). All Carey Financial Statements were prepared from the books and records of Carey and its subsidiaries, which books and records are complete and correct. The Carey Financial Statements accurately present Carey's consolidated financial position as of the dates thereof and the results of Carey's consolidated operations for the periods presented therein, as the case may be, all in conformity with GAAP, consistently applied.

     3.5 Brokers or Finders. Carey and Acquisition and their respective agents have incurred no obligation or liability, contingent or otherwise, for brokerage or finders' fees or agents' commissions or other similar payment in connection with this Agreement.

                                 4.  COVENANTS

     4.1 Confidential Information. Carey, Acquisition, MH and MILN will, and will cause their respective agents and employees to, hold in strict confidence, unless compelled to disclose by judicial or administrative process or, in the opinion of their counsel, by other requirements of law, all Confidential Information (as hereinafter defined) and will not disclose the same to any third party. If this Agreement is terminated, (i) Carey and Acquisition will promptly return to MILN or destroy all documents (including all copies thereof) containing or based upon Confidential Information pertaining to MILN, and (ii) MH and MILN will promptly return to Carey or destroy all documents (including all copies thereof) containing or based upon Confidential Information pertaining to Carey. For purposes hereof, "Confidential Information" shall mean all information of any kind concerning MILN or Carey, except information (i) ascertainable or obtained from public or published information, (ii) received from a third party not known to the receiving party to be under an obligation to keep such information confidential, (iii) that is or becomes known to the public (other than through a breach of this Agreement), (iv) that was in the receiving party's possession before disclosure thereof to it in connection with this Agreement, (v) that was independently developed by the receiving party or (vi) information about MILN that Carey reasonably determines (after consultation with MH's counsel) is required to be included in the IPO Registration Statement or otherwise disclosed to the public in connection with the IPO.

     4.2 Best Efforts. Subject to the terms and conditions hereof, each party to this Agreement agrees to fully cooperate with the others and the others' counsel, accountants and representatives in connection with any steps required to be taken as part of its obligations under this Agreement. Each party to this Agreement agrees that it will use its best efforts consistent with reasonable business practice to cause all conditions to its obligations and to the other parties under this Agreement to be satisfied as promptly as possible, and will not undertake a course of action inconsistent with this Agreement or which would make any of its representations, warranties, agreements or covenants in this Agreement untrue in any material respect or any conditions precedent to its obligations under this Agreement unable to be satisfied at or prior to the Closing.

     4.3 Public Announcements. Carey, Acquisition, MH and MILN shall not make any public announcements, notices or other communications ("Public Announcements") regarding this Agreement and the transactions contemplated hereby to parties other than the parties hereto and their respective advisors without the prior written approval (which shall not be unreasonably withheld or delayed) of (i) Carey, in the case of proposed Public Announcements by MH or MILN and (ii) MH, in the case of proposed Public Announcements by Carey or Acquisition. Notwithstanding the foregoing, no such approval shall be required with respect to filing the IPO Registration Statement or any amendment or supplement thereto or to any statements made by Carey or its employees, agents and underwriters in connection with marketing the IPO after filing the IPO Registration Statement.

     4.4 Notification of Certain Matters. Each of the parties (the "Notifying Party") shall give prompt notice to the other parties of (i) the occurrence or non-occurrence of any event that would be likely to cause any representation or warranty of the Notifying Party contained in this Agreement to be untrue or inaccurate in any material respect at or prior to the Closing and (ii) any material failure of the Notifying Party to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder. The delivery of any notice pursuant to this Section 4.4 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

     4.5 Conduct of Business. Prior to the Closing Date, unless Carey shall have consented in writing thereto, MH and MILN jointly and severally covenant and agree to:

     (a) conduct the operations of MILN according to MILN's usual, regular and ordinary course in substantially the same manner as heretofore conducted;

     (b) use reasonable efforts to preserve intact the business organization and goodwill of MILN, keep available the services of MILN's officers, employees, Franchisees and other service providers, and maintain satisfactory relationships with those persons having business relationships with it;

     (c) not amend the certificate of incorporation or by-laws of MILN;

     (d) promptly notify Carey of (i) any material emergency or other material change in MILN's condition (financial or otherwise), business, properties, assets, liabilities, prospects or in the operation of MILN's properties and; (ii) of any litigation or governmental complaints, investigations or hearings (or communications indicating that the same may be contemplated);

     (e) not (i) issue any shares of the capital stock, effect any stock split or otherwise change the capitalization of MILN; (ii) grant, confer or award any option, warrant, conversion right or other right to acquire any shares of the capital stock of MILN; (iii) accelerate the vesting or exercisability of any option, warrant, conversion right or other right to acquire any shares of the capital stock of MILN; (iv) increase any compensation or enter into or amend any employment agreement with any of the officers, directors or employees of MILN, except that MILN may make increases of no more than 8% in the salaries of non-managerial employees in the ordinary course of business; (v) adopt any new Plans (including any severance provisions, stock option, stock benefit or stock purchase plan) or amend any existing Plan in any respect; (vi) cancel, terminate, amend or modify (or otherwise impair the rights of MILN under) any Company Contract; or (vii) sell, lease or otherwise dispose of any of the assets of MILN, other than (A) a conveyance of Excluded Assets in connection with which MH and MILN have previously satisfied Section 8.2(b) and (B) the resale of vehicles purchased from Franchisees pursuant to Section 4.5(f)(i);

     (f) not (i) make any capital expenditure in excess of $2,500, except that MILN may purchase vehicles under lease to Franchisees for resale, provided that all such vehicles shall be resold prior to the Closing; (ii) incur any long-term indebtedness in addition to that outstanding on the date hereof; (iii) incur any other indebtedness or liability other than in the ordinary course of business;
(iv) make any loans, advances or capital contributions to, or investments in, any other person, other than reasonable travel or other advances to employees and advances to Franchisees in the ordinary course of business consistent with past practices; (v) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently, or otherwise) for the obligations of any other person or entity, except to endorse checks for collection or deposit or the guaranty of Franchisee obligations under Franchisee Vehicle leases, all in the ordinary course of business consistent with past practice; or
(vi) fail to make any scheduled or other payment by its due date;

     (g) continue to make advances to Franchisees in the ordinary course of business consistent with past practices;

     (h) not declare or pay any dividend or distribution on any shares of the capital stock of MILN, other than a dividend or distribution of Excluded Assets in connection with which MH and MILN have previously satisfied Section 4.11;

     (i) not consent to, authorize or approve (i) any change in zoning or similar land use classification for the Facility or (ii) any special assessments with respect to the Facility;

     (j) comply with the Statement of Payment Practices in the payment by MILN of all amounts under Company Contracts;

     (k) no buyback agreements will be entered into between MILN and inactive or dormant Franchisees whose notes payable to MILN have been written off or are planned to be written off; and

     (l) take no action that would make any representation or warranty contained in Section 2.33 untrue or incorrect.

     4.6 Continued Effectiveness of Representations and Warranties. From the date hereof up to and including the Closing Date, MH, MILN and MILN's officers and employees shall conduct the Business and the affairs of MILN in a manner such that the representations and warranties contained in Section 2.33 of this Agreement shall be true and correct on and as of the Closing Date as if made on and as of the Closing Date, except for actions arising in the ordinary and usual course of business after the date hereof which would not result in a material adverse change in the properties, assets, operations or condition (financial or otherwise) or prospects of the Business or MILN.

     4.7 Non-Competition; Non-Solicitation. MH hereby covenants and agrees that for a period which is the longer of (i) the period commencing on the date hereof and ending five years hence and (ii) the period commencing on the date hereof and ending two years after the termination of the MH Employment Agreement, MH will not, directly or indirectly, (a) engage or become interested, as owner, employee, partner, through stock ownership (except ownership of less than one (1) percent of any class of securities which are listed for trading on any national securities exchange), investment of capital, lending of money or property, rendering of services, or otherwise, either alone or in association with others, in the operation, management, financing or supervision of any type of business or enterprise within the Territory (as defined below) which is competitive with either the Business or Carey, or (b) solicit any of the employees or officers of MILN, ILN or Carey for purposes of obtaining their services for any other business, whether or not such other business is competitive with the Business or Carey. The "Territory" shall mean the area within a circle which has a 75 mile radius from the office of Carey's New York subsidiary.

     4.8 Further Assurances. MH and MILN will use their best efforts to have all present officers and directors of MILN execute whatever minutes of meetings or other instruments and take whatever action as may be necessary or desirable to (i) effect, perfect or confirm of record or otherwise Carey's full right, title and interest in and to the MILN Shares and MILN's full right, title and interest to their respective businesses, properties and assets now conducted, free and clear of all Encumbrances and (ii) allow MILN to collect, realize upon, gain possession of, or otherwise acquire full right, title and interest in and to such businesses, properties and assets, or to carry out the intent and purposes of the transactions contemplated hereby.

     4.9 Exclusive Negotiating Rights. MH and MILN agree that until August 20, 1997, they (i) will not directly or indirectly negotiate or offer to negotiate or discuss with, solicit or initiate, or entertain or encourage submission of inquiries, proposals or offers from any third party with respect to the disposition of MILN, the Business, the MILN Shares, or any portion thereof, whether by the sale of assets of MILN or the Business, or the sale of MILN Shares, or some other means that results in a change of control of MILN or the Business, or of the benefits of all or substantially all the assets of MILN or the Business (an "Acquisition Proposal") and (ii) will promptly notify Carey of the terms of any inquiry or proposal that MH or MILN may receive with respect to any Acquisition Proposal and of their response thereto.

     4.10 Access and Information.

     (a) MH will cause MILN to afford, and MILN will afford, Carey's representatives with reasonable access to their management, properties, books and records and furnish to Carey and its representatives all additional financial and operating data and other information as to their businesses and properties as Carey may from time to time reasonably request; provided, however, that MH shall not be required to disclose the names of the customers or Franchisees of MILN, which information Carey has agreed does not have to be disclosed until delivery of supplement to the Disclosure Schedule pursuant to
Section 2.33.

     (b) Carey's rights under this Section 4.10 shall include, without limitation, the right (i) to review MILN's title to the Facility; (ii) at reasonable times, upon proper notice and in such a manner as does not unreasonably interfere with the conduct of the Business, to make or have made such reasonable surveys, studies, inspections and tests of the Facility as Carey desires, including, without limitation, inspections of the structural, electrical and mechanical systems within the building which is a part of the Facility and the condition of soils and subsurfaces of the land which is a part of the Facility, which studies, inspections and tests may include, without limitation, an asbestos survey, soil borings, percolation tests and studies and an assessment of the Property for the presence of any Hazardous Material; and
(iii) to contact and consult with governmental authorities regarding the zoning, building code and other governmental permits and approvals necessary under applicable laws for the operation of the Business at the Facility. All such items shall be obtained and reviewed at Carey's sole cost and expense and shall remain the property of Carey.

     4.11 Additional Covenants of MH and MILN. Between the date of this Agreement and the Closing Date, MH and MILN hereby covenant and agree they will:

     (a) execute and deliver at the Closing all documents, certificates, instruments and items referenced in Sections 1.8(a) and (c); and

     (b) execute and deliver such other instruments and take such other actions as may be reasonably required in order to carry out the intent of this Agreement.

                           5.  CONDITIONS TO CLOSING

     5.1 Conditions to Obligations of Carey and Acquisition. The obligations of Carey and Acquisition to consummate the transactions contemplated by this Agreement are subject to the satisfaction at or prior to the Closing, or waiver by Carey and Acquisition in writing, in whole or in part, of each of the following conditions:

     (a) All of the representations and warranties of MH and MILN in Section 2.1 through 2.32 of this Agreement (considered collectively) and each of those representations and warranties (considered individually), must have been accurate in all material respects as of the date of this Agreement; and all of the representations and warranties of MH and MILN in Section 2.33 of this Agreement (considered collectively) and each of those representations and warranties (considered individually) must be accurate in all material respects as of the Closing Date, as if made on the Closing Date.

     (b) All of the covenants and obligations that MH or MILN are required to perform or to comply with pursuant to this Agreement at or prior to the Closing (considered collectively), and each of these covenants and obligations (considered individually), must have been duly performed and complied with in all material respects.

     (c) Carey and Acquisition shall have received the opinion of counsel to MILN, dated the date of the Closing and in form and substance satisfactory to Carey and its counsel, substantially to the effect set forth on Exhibit 5.1(c), and the underwriters in the IPO shall be entitled to rely on such opinion and shall have received a copy thereof.

     (d) All third-party consents, approvals and permits required to be obtained in connection with the transactions contemplated by this Agreement shall have been obtained and shall be in full force and effect.

     (e) MH and MILN shall have executed and delivered to Carey all documents, certificates, instruments and items referenced in Sections 1.8(a) and (c).

     (f) MH and MILN shall have delivered to Carey and Acquisition a certificate of the Secretary of MILN certifying as to requisite corporate or other action authorizing the transactions contemplated by this Agreement, the incumbency of officers and directors, and the status of record ownership of MILN's shareholders.

     (g) MH and MILN shall have delivered to Carey and Acquisition such other certificates, documents and opinions as Carey and its counsel shall reasonably require.

     (h) There must not have been made or threatened by any person or entity any claim asserting that such person or entity (i) is the holder or the beneficial owner of, or has the right to acquire or to obtain beneficial ownership of, any stock of, any other voting, equity, or ownership interest in, MILN, or (ii) is entitled to all or any portion of the Merger Consideration.

     (i) The physical condition of the Facility shall be substantially the same on the Closing Date it was of the date of this Agreement, reasonable wear and tear excepted.

     (j) Carey shall have obtained an owner's title insurance policy for the Facility in form and content (including, without limitation, any exceptions to title or the policy) reasonably acceptable to Carey and its counsel.

     (k) The conditions to Carey's obligations to consummate the transactions contemplated by the ILN Agreement set forth in Section 5.1 thereof shall have been satisfied and the transactions contemplated by the ILN Agreement shall have been consummated.

     (l) With respect to those companies listed on Schedule 5.1(l) to whom MILN provides chauffeured vehicle services, all such companies (i) are currently active customers of MILN, currently producing substantially the same revenue for MILN as they have in the past, and are expected to continue to produce such revenue in the future, and (ii) at the time of Closing, either (A) shall have written contracts with MILN or (B) MILN, AJH and MH shall have used their best efforts to procure such written contracts.

     (m) The Federal Communications Commission shall have granted any required consent to the transactions contemplated by this Agreement and to Carey's ownership and operation of the Stations.

     5.2 Conditions to Obligations of MH and MILN. The obligations of MH and MILN to consummate the transactions contemplated by this Agreement subject to the satisfaction at or prior to the Closing, or waiver by such parties in writing, in whole or in part, of each of the following conditions:

     (a) All of the representations and warranties in Section 3 of this Agreement (considered collectively), and each of those representations and warranties (considered individually), (i) must have been accurate in all material respects as of the date of this Agreement and (ii) must be accurate in all material respects as of the Closing Date, as if made on the Closing Date.

     (b) All of the covenants and obligations that Carey and Acquisition are required to perform or to comply with pursuant to this Agreement at or prior to the Closing (considered collectively), and each of these covenants and obligations (considered individually), must have been duly performed and compiled with in all material respects.

     (c) MH and MILN shall have received the opinion, dated the date of the Closing and in form and substance satisfactory to MH and MILN and their counsel, of Nutter,

McClennen & Fish, LLP, counsel to Carey and Acquisition, substantially to the effect set forth on Exhibit 5.2(c).

     (d) Carey and Acquisition shall have executed and delivered to MH and MILN all documents, certificates, instruments, and items referenced in Sections 1.8(b) and (c).

     (e) Carey and Acquisition shall have delivered to MH and MILN certificates of their Secretaries, certifying as to requisite corporate or other action authorizing the transactions contemplated by this Agreement, and to the incumbency of all officers signing this Agreement and any instruments to be delivered hereunder.

     (f) The transactions under the ILN Agreement shall have been consummated.

     (g) The Federal Communications Commission shall have granted any required consent to the transactions contemplated by this Agreement and to Carey's ownership and operation of the Stations.


                              6.  INDEMNIFICATION

    6.1  Agreements to Indemnify.

     (a)  As used in this Article 6:

            (i) "Damages" means claims, damages, liabilities, losses, judgments, settlements, and expenses, including, without limitation, all reasonable fees and disbursements of counsel incident to the investigation or defense of any claim or proceeding or threatened claim or proceeding.

            (ii) "Indemnifying Parties" means the parties obligated to provide indemnification under this Section 6.1.

            (iii) Indemnified Party" shall mean the party entitled to indemnification under this Section 6.1.

     (b) On the terms and subject to the limitations set forth in this Agreement, MH, LCH and AJH (collectively, "Sellers") shall jointly and severally indemnify, defend and hold Carey harmless from, against and in respect of any and all Damages incurred by Carey arising from or in connection with (i) any breach of any representation, warranty, covenant or agreement made by MH or MILN in this Agreement, (ii) any severance payments to any person who was employed prior to the Closing by MILN whose employment with MILN is terminated for any reason before the Closing or during the eighteen-month period commencing on the Closing Date (other than severance payments to MH and EM to the extent that they are terminated by MILN under their Management Agreements other than for cause), (iii) any action, suit, claim, proceeding or investigation which is pending or commenced against MILN before the Closing, (iv) any transactions between MILN and Air Link Express, Ltd. or FINOVA; and (v) anything else for which Carey is entitled to indemnification under Section 6.1(b) of the ILN Agreement.

     (c) On the terms and subject to the limitations set forth in this Agreement, Carey shall indemnify, defend and hold MH harmless from, against and in respect of any and all Damages incurred by MH arising from, or in connection with any actual or alleged breach of any representation, warranty, covenant or agreement made by Carey in this Agreement.

     (d) The representations, warranties, covenants and agreements set forth in Articles 2, 3, 4 and 8 shall, for purposes of this Article 6, be deemed to have survived the Closing Date notwithstanding any contrary terms of this Agreement, for the period during which claims for indemnification may be made pursuant to
Section 6.2(a) and thereafter shall be extinguished and of no further force and effect, and whenever such representations, warranties, covenants and agreements are referred to in this Article 6, the text of the same as set forth in Articles 2, 3, 4 and 8 shall be deemed to be set forth in their entirety herein, and the same are hereby incorporated herein by such references. Each such representation, warranty, covenant and agreement shall be deemed to have been relied upon by the party or parties to which made, notwithstanding any investigation or inspection made by or on behalf of such party or parties, and notwithstanding any knowledge acquired (or capable of being acquired) by such party or parties, whether before or after the execution and delivery of this Agreement or the Closing Date, with respect to the accuracy or inaccuracy of or compliance with any such representation, warranty, covenant or agreement, and shall not be affected in any respect by any such investigation, inspection or knowledge.

     (e) MH hereby agrees to each and every provision of Article 6 of the ILN Agreement, and agrees to be bound as a Seller and an Indemnifying Party and to fulfill all obligations of a Seller and an Indemnifying Party under Article 6 of the ILN Agreement, to the same extent as if he was a party to the ILN Agreement.

    6.2 Limitations of Indemnity Obligations. The indemnity obligations of the Indemnifying Parties under this Agreement shall be subject to the following limitations:

     (a) The indemnity obligations of the Indemnifying Parties shall expire on the second anniversary of the Closing Date with respect to any matter for which a claim for indemnification has not been made by such date; provided, however, that such obligations with respect to (i) the representations and warranties contained in Sections 2.5 and 2.19 (in each case as updated by Section 2.33) of this Agreement shall expire at the end of the applicable statute of limitations period, (ii) the representations and warranties contained in Section 2.23 (as updated by Section 2.33) of this Agreement shall expire on the fifth (5th) anniversary of the date of the Closing Date (provided that between the second and the fifth anniversaries of the Closing Date the Indemnifying Parties obligations for breach of Section 2.23 (as updated by Section 2.33) shall not exceed one hundred thousand dollars ($100,000)),

(iii) the representations, warranties and covenants regarding Taxes, which are contained in Sections 2.12 (as updated by Section 2.33) and 8.1, shall remain in effect until all claims for Taxes due by or on account of MILN for any period up to and including the Closing Date have been settled and any statute of limitations period with respect to such Taxes has expired, and any claim for indemnification must be made prior to the expiration of the statute of limitations applicable to the Return to which the Taxes relate and (iv) the covenant contained in Section 4.7 shall remain in effect through the period indicated therein; and provided further that the indemnity obligations of the Indemnifying Parties for claims timely asserted by an Indemnified Party in the manner provided in this Agreement shall continue until such claims are finally resolved and discharged.

     (b) The aggregate indemnity obligations of the Indemnifying Parties for any Damages under this Agreement and the ILN Agreement shall not in any event exceed seven million U.S. dollars ($7,000,000).

     (c) An Indemnified Party shall be entitled to indemnification only if the aggregate and collective Damages incurred or suffered by it under this Agreement and the ILN Agreement exceeds one hundred fifty thousand dollars ($150,000), in which event such Indemnified Party shall be entitled to indemnification of the full amount of such Damages. Notwithstanding the immediately preceding sentence, however, Carey shall be entitled to indemnification for Damages incurred or suffered by it without regard to such threshold (i) pursuant to Section 6.1(b)(i) as a result of the breach of Sections 2.5, 2.12, or 2.19 (in each case as updated by Section 2.33), 4.7, 8.1 or 8.2, (ii) pursuant to Section 6.1(b)(i) as a result of a breach of the representations and warranties contained in
Section 2.23 (as updated by Section 2.33) claimed between the second and fifth anniversaries of the Closing Date, (iii) pursuant to Section 6.1(b)(i) as a result of a breach of Section 4.5 and (iv) pursuant to Sections 6.1(b)(ii) through 6.1(b)(v).

     (d) The amount which Sellers are or may be required to pay to Carey pursuant to this Section 6 shall be reduced (retroactively, if necessary) by any insurance proceeds or refunds (excluding any tax benefits) actually recovered by or on behalf of Carey in reduction of the related Damages. If Carey shall have received the payment required by this Agreement from Sellers in respect of Damages and shall subsequently receive insurance proceeds or refunds (excluding any tax benefits) in respect of such Damages, then Carey shall promptly repay to Sellers a sum equal to the amount of such insurance proceeds or refunds actually received, net of costs and expenses (including taxes incurred), but not exceeding the amount paid by Sellers in respect of such Damages.

     (e) In addition, the amount of Damages Sellers are required to pay pursuant to this Section 6 shall be reduced by any tax benefit to Carey. Carey's accountants shall reasonably determine the tax benefit to be achieved (assuming federal, state and local tax rates reasonably projected by Carey's accountants to be in effect in the year in which such tax benefit will be achieved) and the year in which such tax benefit will be achieved and provide such determination to Sellers in writing. In connection with any such determinations hereunder, Carey shall determine in its sole judgment whether to expense or capitalize or how to otherwise treat any item. If it is projected that a tax benefit will be achieved in a current year, the amount of such tax benefit will reduce the Damages to be paid. If such tax benefit is projected to be achieved in a future year, such tax benefit shall be discounted at 8% per year and such discounted amount will reduce the Damages to be paid. The accountants' fees for making any determinations hereunder shall be separately determined and included within the Damages to be paid (net of tax benefits) by Sellers. Absent manifest error, any determination by Carey's accountants under this provision shall be final.

     6.3 Notice of Claim. The Indemnified Party shall promptly notify the Indemnifying Parties in writing of any Claim asserted by a third person that might give rise to any indemnity obligation hereunder (a "Third Party Claim"), specifying in reasonable detail the nature thereof and indicating the amount (estimated if necessary) of the Damages that have been or may be sustained by Carey. Together with or following such notice, the Indemnified Party shall deliver to the Indemnifying Parties copies of all notices and documents received by Carey relating to the Third Party Claim (including court papers).

     6.4 Defense and Settlement of Third-Party Claims. The Indemnifying Parties shall have the right (without prejudice to the right of the Indemnified Parties to participate at their own expense through counsel of their own choosing) to defend against any Third Party Claim at their expense and through counsel of their own choosing and to control such defense if they give written notice of their intention to do so within 15 business days of their receipt of notice of Third Party Claim, and in such event the Indemnified Parties shall cooperate fully in the defense of such Third Party Claim and shall make available to the Indemnifying Parties or their counsel all pertinent information under its control relating thereto. The Indemnified Parties shall have the right to elect to settle any Third Party Claim; provided, however, the Indemnifying Parties shall not have any indemnification obligation with respect to any monetary payment to any third party required by such settlement unless they shall have consented thereto. The Indemnifying Parties shall have the right to elect to settle any Third Party Claim subject to the consent of the Indemnified Parties; provided, however, that if the Indemnified Parties fail to give such consent within 15 business days of being requested to do so, the Indemnified Parties shall, at their expense, assume the defense of such Third Party Claim and regardless of the outcome of such matter, the Indemnifying Parties' liability hereunder shall be limited to the amount of any such proposed settlement. The foregoing provisions notwithstanding, in no event may the Sellers (a) adjust, compromise or settle any Third Party Claim (i) unless such adjustment, compromise or settlement unconditionally releases MILN, ILN and Carey from all liability or (ii) if such adjustment, compromise or settlement affects the absolute and sole right of MILN, ILN or Carey to own or use any of any their assets (including, without limitation, contract rights) or (b) defend any Third Party Claim which, if adversely determined, would materially impair the financial condition, results of operations, business or prospects of MILN or Carey. To the extent that the Indemnified Parties assume the defense of a Third Party Claim pursuant, the Indemnifying Parties shall have the right to participate at their own expense in the defense or settlement of such claim.

     6.5  Control of Tax Proceedings.

          (a) If a claim shall be made by any taxing authority which, if successful, would result in an indemnity payment by the Sellers pursuant to this
Section 6 (a "Tax Claim"), or if an audit or administrative proceeding is commenced by any taxing authority with respect to Taxes that could give rise to a Tax Claim (a "Tax Audit"), the Sellers shall have the right, at their option, upon timely notice to Carey, to assume and control the conduct of any such Tax Audit and the defense of any suit, action or proceeding with respect to any such Tax Claim at their own expense and with their own counsel (without prejudice to the right of Carey to participate at its own expense through counsel of its own choosing), so long as the Sellers have and acknowledge full indemnification responsibility under this Section 6 for all of the Taxes which are asserted by the tax authority to be the subject of the Tax Audit or Tax Claim. If Sellers have indemnification responsibility for less than all of the Taxes which are the subject of the Tax Audit or Tax Claim, Sellers and Carey shall jointly control the conduct of such Tax Audit or Tax Claim, each acting in good faith. Carey and the Sellers shall cooperate in the defense of any Tax Audit or Tax Claim as provided herein, and each shall keep the other informed of all material developments and events relating to such Tax Audit or Tax Claim, and shall consider in good faith all requests made by the other in connection with the contest.

          (b) In any case in which the Sellers are entitled to and elect to control the contest, as provided in Section 6.5(a) above, Sellers, at their sole option may pursue or forego any and all administrative appeals, proceedings, hearings, and conferences with the taxing authority with respect to any Tax Claim; may, at their sole option, either pay the Taxes claimed and sue for a refund where applicable law permits such refund suits, or may contest the Tax Claim in any permissible manner, and prosecute such contest to a determination in court of initial jurisdiction, and to determination in an appellate court, and may settle the Tax Claim at any stage in the judicial process; provided, however, that Sellers may not do so without the consent of Carey, which consent may not be unreasonably withheld, unless such settlement would materially impair the financial condition, results of operations, business or prospects of MILN or Carey, in which case Carey may withhold such consent in its sole discretion (either initially or at some later time) at any stage of the administrative and judicial process.


                      7.  TERMINATION; AMENDMENTS; WAIVER

     7.1 Termination. This Agreement may be terminated at any time prior to the Closing Date:

     (a) by mutual consent of Carey, Acquisition, MH and MILN;

     (b) by Carey and Acquisition or by MILN and MH if the Closing shall not have occurred on or before August 20, 1997, unless the failure of the Closing to occur by such date shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the covenants and agreements of such party set forth herein;

     (c) by Carey and Acquisition if there has been a material misrepresentation or material breach of the representations, warranties, covenants or obligations of MH or MILN set forth herein, provided that in the case of a breach of any such covenant or obligation, such breach has not been cured within ten (10) business days after Carey and Acquisition have notified MH or MILN of such breach; or

     (d) by MH and MILN if there has been a material misrepresentation or material breach of the representations, warranties, covenants and obligations of Carey or Acquisition set forth herein, provided that in the case of a breach of any such covenant or obligation, such breach has not been cured within ten (10) business days after MH and MILN have notified Carey of such breach.

     The power of termination provided for by this Section 7.1 will be effective only after written notice thereof shall have been given to the other parties.
If this Agreement is terminated in accordance with this Section 7.1, this Agreement shall be abandoned without further action by the parties.

     7.2 Effect of Termination. In the event of termination of this Agreement pursuant to Section 7.1, this Agreement shall forthwith become void and have no effect, and no party shall have any liability of any nature whatsoever hereunder, or in connection with the transactions contemplated hereby, except
(a) Sections 4.1 and 9.8 shall survive any termination of this Agreement, and
(b) notwithstanding anything to the contrary contained in this Agreement, no party shall be relieved of or released from any liabilities or damages arising out of its breach of any provision of this Agreement.

     7.3 Amendment. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

     7.4 Extension; Waiver. At any time prior to the Closing Date, the parties hereto may, subject to Section 7.3, (a) extend the time for the performance of any of the obligations or other acts of the parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed by or on behalf of such party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

     7.5 Return of Certain Payments. In the event that the Agreement is terminated pursuant to Sections 7.1(a), or by Carey and Acquisition pursuant to Sections 7.1(b) or (c), MH will promptly return the Deposit to Carey.

                           8.  ADDITIONAL COVENANTS

     8.1  Tax Matters.

          (a) MILN shall prepare and file any required Return for any taxable period ending on or before the Closing Date and that is due on or before the Closing Date. Carey shall cause MILN to prepare and file all required Returns due after the Closing Date.

          (b) Carey and MH each at no cost to the other shall (i) furnish or cause to be furnished to the other, upon request, as promptly as practicable, such information (including access to books and records) and assistance (including making available personnel familiar with such matters) relating to MILN as is reasonably necessary for the preparation and filing of any return, report, statement or for the preparation for any audit and for the prosecution or defense of any claim, suit or proceeding relating to any proposed adjustments of Taxes and (ii) use their best reasonable efforts, upon request, to obtain any certificate or other document from any taxing authority, customer of the companies or any other person as may be necessary to mitigate, reduce or eliminate any Taxes that would otherwise be imposed with respect to MILN.
Unless required by any taxing authority, Carey shall not file any amended tax return with respect to any returns of MILN which were filed before the Closing Date without the consent of MH, which consent may not be unreasonably withheld.

     8.2  Transfer of Excluded Assets.

          (a) Between the date hereof and the Closing Date, MILN shall transfer to MH or his designee (the "Transferee") the following as of 12:01 a.m. on the Closing Date (collectively, the "Excluded Assets") :

               (i) all cash and cash equivalents (defined in accordance with GAAP) that MILN possesses; provided, however that neither MH nor MILN shall be permitted to convert any non-cash assets of MILN into cash or cash equivalents other than in the ordinary course of business consistent with past practices;

               (ii) all trade accounts receivable, excluding those arising from Affiliates or Farm-Outs, that MILN possesses (the "Excluded Receivables") and all obligations to FINOVA; and

               (iii) all deposits that MILN has made to secure indebtedness to FINOVA in an amount not to exceed $450,000 and any accrued interest thereon.

          (b) MILN shall not convey any Excluded Assets to any person or entity without obtaining the prior written approval of Carey and its counsel (which shall not be unreasonably withheld) of the form and substance of all documents and instruments to be used to effect such conveyance.

          (c) The Transferee shall not take any action with respect to any Deferred Receivable from Air Link Express Ltd. without the written consent of Carey, which consent will not be unreasonably withheld.

          (d) MH and Carey agree that each shall pay one-half of the New York City and New York State transfer taxes arising with respect to the Facility as a result of the Merger. Further, MH and Carey agree to pay any other expenses to the extent provided in Section 9.8.

          (e) MILN, MH and Carey agree that the Excluded Assets shall have the fair market value set forth on Schedule 8.2 hereto, and any reporting of the value of the Excluded Assets on any Return shall be consistent therewith.

     8.3  Further Covenants.

          (a) By no later than one business day following the Closing Date:

              (i) MH shall retain, pay, discharge and fully perform all indebtedness, obligations, responsibilities and liabilities of MILN arising out the factoring arrangement between MILN and FINOVA, including without limitation, any penalties, interest and other liabilities arising out of the termination of such arrangement.

              (ii) Carey shall pay, discharge and fully perform (i) all of MILN's indebtedness and obligations under the mortgage on the Facility and (ii) notes to various MILN investors in the aggregate principal amount of $2,947,702 as of the Balance Sheet Date.

          (b) After the Closing Date, Carey shall cause MILN to collect the Excluded Receivables on behalf of the Transferee in the ordinary course of business consistent with Carey's usual collection practices and, after deducting any third party costs of collection, remit to the Transferee, on the last business day of each month (the "Receivables Payment Date"), all net proceeds from Excluded Receivables collected by MILN since the last Receivables Payment Date. MH covenants and agrees that he will cooperate with MILN in its efforts to collect the Excluded Receivables and will take no action (i) to collect any Excluded Receivables, except as expressly directed by MILN, or (ii) adverse to any trade debtor of MILN. No Excluded Receivable shall be referred to a third party for collection or legal action without the prior agreement of MH and MILN. MILN shall have no collection responsibility after December 31, 1997.


                               9.  MISCELLANEOUS

     9.1 Certain Definitions. As used in this Agreement, the following terms shall have the respective meanings set forth below:

     "Acquisition Proposal" has the meaning provided in Section 4.9.

     "Affiliate" means any person or entity which provides chauffeured vehicle service to MILN and which MILN considers to be an affiliate.

     "Affiliate Contract" means any contract, agreement, commitment, arrangement or understanding, whether oral or written, between MILN (or the officers, employees or agents of MILN), and any Affiliate or former Affiliate.

     "AJH" means Alfred J. Hemlock, a resident of New York, New York.

     "Balance Sheet Date" has the meaning provided in Section 2.10.

     "Balance Sheet" has the meaning provided in Section 2.7.

     "Business" means the chauffeured vehicle service business and network of affiliates operated by MILN and the business operated by ILN.

     "Carey Common Stock" means shares of Common Stock, par value $.01 per share, of Carey.

     "Carey Financial Statements" has the meaning provided in Section 3.4.

     "Carey Shares" has the meaning provided in Section 1.7(a).

     "Certificates of Merger" has the meaning provided in Section 1.2.

     "Closing" has the meaning provided in Section 1.3.

     "Closing Date" means the date on which the Closing occurs.

     "Code" means the Internal Revenue Code of 1986, as amended to date.

     "Commission" means the Securities and Exchange Commission.

     "Company Contracts" has the meaning provided in Section 2.25(a).

     "Company Proprietary Asset" has the meaning provided in Section 2.20(a).

     "Company Vehicles" has the meaning provided in Section 2.14.

     "Confidential Information" has the meaning provided in Section 4.1.

     "Damages" as used in Article 6 of this Agreement, has the meaning provided in Section 6.1(a).

     "DGCL" means the Delaware General Corporation Law.

     "Disclosure Schedule" means the Disclosure Schedule attached hereto as
Schedule 1.

     "Effective Time" means such time as the Certificates of Merger are filed with (i) the Secretary of State of New York in accordance with Section 907 of the NYBCL and (ii) the Secretary of State of Delaware in accordance with Section 252 of the DGCL.

     "EM" means Edward I. Martinez, a resident of Freehold, New Jersey

     "EM Employment Agreement" has the meaning provided in Section 1.8(c)(ii).

     "Encumbrance" means any charge, claim, community property interest, condition, equitable interest, lien, option, pledge, security interest, right of first refusal, or restriction of any kind, including, without limitation, any restriction on use, voting, transfer, receipt of income, or exercise of any other attribute of ownership.

     "ERISA" has the meaning provided in Section 2.19(a).

     "ERISA Affiliate" has the meaning provided in Section 2.19(a).

     "Environmental Laws" means, individually and collectively, the Clean Air Act, the Clean Water Act, the Resource Conservation and Recovery Act of 1976, the Hazardous Materials Transportation Act, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Emergency Planning and Community Right-to-Know Act or any other federal, state or local law, regulation, ordinance, rule or by-law regulating the use, presence, storage, transportation or disposal of Hazardous Materials.

     "Excluded Assets" has the meaning provided in Section 8.2.

     "Excluded Receivables" has the meaning provided in Section 8.2.

     "Facility" means the real property (but not the equipment and other personal property) located at 13-05 43rd Street Avenue, Long Island City, New York.

     "Facility Documents" has the meaning provided in Section 2.22(b).

     "Farm-Out" means any person or entity which provides chauffeured vehicle services to MILN other than Franchisees and Affiliates.

     "Farm-Out Contract" means any contract, agreement, understanding, arrangement or commitment, whether written or oral, between MILN and any Farm-Out or former Farm-Out.

     "Financial Statements" has the meaning provided in Section 2.7.

     "FINOVA" means FINOVA Capital Corporation.

     "Franchise Contract" means any contract, agreement, understanding, arrangement or commitment, whether written or oral, as amended to date, between MILN and any Franchisee or former Franchisee (including, without limitation, franchise agreements and agreements to repay over time the franchise equity of terminated franchisees, but not any contract, agreement, understanding, arrangement or commitment with any former Franchisee which is not executory).

     "Franchisee" means any person or entity which provides chauffeured vehicle services to MILN and which MILN considers to be a franchisee.

     "Franchisee Vehicles" has the meaning provided in Section 2.14.

     "GAAP" means generally accepted accounting principles.

     "Hazardous Materials" means, individually and collectively, toxic, hazardous, explosive or otherwise dangerous materials, substances, pollutants, contaminants or wastes (as those terms are used in the Environmental Laws), petroleum products, polychlorinated biphenyls, asbestos, ureaformaldehye foam, waste oil or radioactive materials.

     "ILN Agreement" means the Stock Purchase Agreement of even date herewith among Carey, Lupe C. Hemlock and Alfred J. Hemlock.

     "Indemnifying Parties" as used in Article 6 of this Agreement, has the meaning provided in Section 6.1(a).

     "IPO" means the initial public offering of shares of Carey Common Stock under a registration statement filed with the Securities and Exchange Commission pursuant to the Securities Act on or about the date hereof.

     "IPO Price" means the price per share at which Carey Common Stock is sold to the public by Carey in the IPO.

     "IPO Registration Statement" means the registration statement Carey will file with the Commission in connection with the IPO, as the same (and the prospectus which is a part thereof) may be updated, amended and supplemented from time to time.

     "IRS" means the Internal Revenue Service.

     "Knowledge of MH" or "MH's knowledge" or similar phrases as used in this Agreement means the knowledge of both MH and AJH.

     "LCH" means Lupe C. Hemlock, a resident of New York, New York.

     "Leased Premises" has the meaning provided in Section 2.22(a).

     "Merger Consideration" has the meaning provided in Section 1.9.

     "MH" means Michael Hemlock, a resident of Hewlett, New York.

     "MH Employment Agreement" has the meaning provided in Section 1.4(c)(ii).

     "MILN Common Stock" has the meaning provided in Section 2.4.

     "MILN Shares" means all 100 outstanding shares of MILN Common Stock.

     "Notifying Party" has the meaning provided in Section 4.4.

     "NYBCL" means the New York Business Corporation Law.

     "Permits" has the meaning provided in Section 2.16.

     "Plans" has the meaning provided in section 2.19(a).

     "Promissory Note" has the meaning provided in Section 1.7(b).

     "Proprietary Asset" means any (a) patent, patent application, trademark (whether registered or unregistered), trademark application, trade name, fictitious business name, service mark (whether registered or unregistered), service mark application, copyright (whether registered or unregistered), copyright application, mask work, mask work application, trade secret, know-how, confidential information, customer list, franchise, system, computer software, computer program, invention, design, blueprint, engineering drawing, proprietary product, technology, proprietary right or other intellectual property right or intangible asset; or (b) license or right to use or exploit any of the foregoing.

     "Public Announcement" has the meaning provided in Section 4.3.

     "Registration Rights Agreement" has the meaning provided in Section 1.8(c)(iii).

     "Returns" has the meaning provided in Section 2.12(a).

     "Securities Act" means the Securities Act of 1933, as amended.

     "Sellers" as used in Article 6 of this Agreement has the meaning provided in Section 6.1.

     "Statement of Payment Practices" has the meaning set forth in Section 2.25(e).

     "Stations" means conventional business stations WXV972 (854.06250/MHZ), WNMY775 (853.61250 MHZ) and KNHH506 (854.7375 MHZ), all operational in New York, New York, licensed either to Manhattan Limousine Ltd. or MILN.

     "Surviving Corporation" means the corporation that survives the Merger.

     "Tangible Personal Property" has the meaning provided in Section 2.22(a).

     "Tax Affiliate" has the meaning provided in Section 2.12(a).

     "Taxes" has the meaning provided in Section 2.12(e).

     "Third Party Claim" has the meaning provided in Section 6.3.

     "Transferee" has the meaning provided in Section 8.2.

     "Vehicles" has the meaning provided in Section 2.14.

     9.2 Entire Agreement. This Agreement constitutes, with the Disclosure Schedule and the Exhibits hereto, the entire agreement among the parties with respect to the subject matter hereto and supersedes all other prior agreements and understandings, both written and oral, among the parties or any of them with respect to the subject matter hereof.

     9.3 Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provisions of this Agreement, each of which shall remain in full force and effect.

     9.4 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given when delivered in person or by electronic facsimile transmission (with a confirmation copy mailed by first class mail), when mailed by registered or certified mail (postage prepaid, return receipt requested) or delivered to a courier of national reputation to the respective parties as follows:

     If to Carey or Acquisition:

     Carey International, Inc.
     4530 Wisconsin Avenue, N.W.
     Washington, DC  20016
     Fax:  (202) 895-1201
     Attention:  Vincent A. Wolfington,
                 Chairman of the Board

     with a copy to:

     Nutter, McClennen & Fish, LLP
     One International Place
     Boston, Massachusetts 02110-2699
     Fax:  (617) 973-9748
     Attention:  James E. Dawson, Esq.

     If to MH or MILN:

     Michael Hemlock
     13-05 43rd Street Avenue
     Long Island City, New York 11101
     Fax:  (718) 786-5461

     with a copy to:

     Patterson, Belknap, Webb & Tyler LLP
     1133 Avenue of the Americas
     New York, NY  10036-6710
     Fax:  (212) 336-2222
     Attention:  Alan Gettner, Esq.

or to such other address as the person to whom notice is given may have previously furnished to the others in writing in the manner set forth above (provided that notice of any change of address shall be effective only upon receipt thereof).

     9.5 Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

     9.6 Descriptive Headings. The descriptive headings herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

     9.7 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same agreement.

     9.8 Expenses. Except to extent otherwise agreed herein, all costs and expenses incurred in connection with the transactions contemplated by this Agreement (i) incurred by either MILN or MH shall be paid by MH and (ii) incurred by Carey or Acquisition shall be paid by Carey shall be paid by the party incurring such expenses.

     9.9. Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to confer upon any other person any rights or remedies of any nature whatsoever under or by reason of this Agreement.

     IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed on its behalf by its officers thereunto duly authorized, all as of the day and year first above written.

                             CAREY INTERNATIONAL, INC.

                             By:  /s/ Vincent A. Wolfington
                                ------------------------------------
                             Title:  Chairman
                                   ---------------------------------


                             MILN ACQUISITION CORPORATION

                             By:  /s/ Vincent A. Wolfington
                                ------------------------------------
                             Title:  President
                                   ---------------------------------


                             MANHATTAN INTERNATIONAL
                             LIMOUSINE NETWORK LTD.

                             By:  /s/ Michael Hemlock
                                ------------------------------------
                             Title:       President
                                   ---------------------------------

                             /s/ Michael Hemlock
                             ---------------------------------------
                             Michael Hemlock